UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

January 8, 2007 (December 31, 2006)

Date of Report (Date of earliest event reported)

BEA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22369	77-0394711
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2315 North First Street

San Jose, California 95131

(Address of principal executive offices, including zip code)

(408) 570-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Section 409A of the Internal Revenue Code (“Section 409A”) imposes significant adverse tax consequences on individual income taxpayers who were granted stock options that were unvested as of December 31, 2004 (or had vested in full by December 31, 2004 but were materially modified after October 3, 2004) and that have an exercise price of less than the fair market value of the underlying common stock on the date of grant (“discount stock options”). These tax consequences include income tax at vesting, an additional 20% federal tax and interest charges. In addition, the issuer of discount stock options must comply with certain reporting and withholding obligations under Section 409A.

These adverse tax consequences can be avoided for unexercised discount stock options if the option holder irrevocably elects to amend their discount stock options to increase the exercise price of such stock options to the fair market value of the underlying common stock on the date of grant or to exercise such stock options in predetermined years. For Section 16 reporting persons (as specified under the Securities Exchange Act of 1934, as amended), Internal Revenue Service rules require that these actions had to have been taken on or before December 31, 2006.

As previously announced, the Audit Committee of the Board of Directors of BEA Systems, Inc. (the “Company”) is conducting a review of the Company’s historical stock option grants, and has reached a determination that under applicable accounting principles the actual measurement dates for certain stock options differed from the recorded measurement dates for such stock options. Although the stock option review is not completed, and thus no final conclusions have been reached regarding which stock options may be determined to be discount stock options or the appropriate grant date fair market value of such stock options, to the extent it is determined that the Company granted stock options which have an exercise price of less than the fair market value of the Company’s common stock on the date of grant, the option holder may be subject to the adverse tax consequences, and the Company may be subject to the reporting and withholding obligations, imposed by Section 409A.

In order to address the adverse tax consequences of Section 409A, the Company permitted its named executive officers and its principal financial officer, as well as its other Section 16 officers and directors, to make the elections described above.

Amendment 1: Effective December 31, 2006, Mark P. Dentinger, Executive Vice President and Chief Financial Officer, William T. Klein, Executive Vice President, Business Planning and Development, Mark T. Carges, Executive Vice President, Business Interaction Division, and Wai M. Wong, Executive Vice President, Products, elected to increase the exercise price of any discount stock options granted to them while they were Section 16 officers to the fair market value on the date of grant as determined by the stock option review. Mr. Dentinger made this election with respect to grants totaling up to 591,000 shares, Mr. Klein made this election with respect to grants totaling up to 691,636 shares, Mr. Carges made this election with respect to grants totaling up to 185,000 shares, and Mr. Wong made this election with respect to grants totaling up to 723,150 shares. Mr. Wong made his elections pursuant to a Stock Option Exercise Price Increase Election Form, in substantially the form attached hereto as Exhibit 10.1 and incorporated by reference herein, and Messrs. Dentinger, Klein and Carges made their elections pursuant to a Stock Option Election Form for Individuals Who Exercised Discount Options in 2006, in substantially the form attached hereto as Exhibit 10.2 and incorporated by reference herein. However, if as a result of the stock option review it is determined that any of the stock options subject to these elections were not, in fact, discount stock options, then these elections would have no effect on such stock options.

Amendment 2: Effective December 31, 2006, Alfred S. Chuang, Chairman of the Board, Chief Executive Officer and President, elected to exercise any discount stock options, and Thomas M. Ashburn, President, Worldwide Field Organization, elected to exercise any stock options which vest after December 31, 2004, in specified years, or earlier upon separation of service or change in control. Mr. Chuang made this election with respect to grants totaling up to 2,469,585 shares to be exercised between 2007 and 2011 (305,834 shares in 2007, 680,833 shares in 2008, 680,833 shares in 2009, 607,501 shares in 2010, and 194,584 shares in 2011), and Mr. Ashburn made this election with respect to grants totaling 1,069,125 shares to be exercised in 2007. Mr. Chuang and Mr. Ashburn made their elections pursuant to a Stock Option Fixed Date Exercise Election Form, in substantially the form attached hereto as Exhibit 10.3 and incorporated by reference herein. However, if as a result of the stock option review it is determined that any of Mr. Chuang’s stock options subject to these elections were not, in fact, discount stock options, then these elections would have no effect on such stock options.

Effective December 31, 2006, certain of the Company’s other Section 16 officers and directors made similar elections with respect to stock options which may be determined to be discount stock options. However, if as a result of the stock option review it is determined that any of their stock options subject to these elections were not, in fact, discount stock options, then these elections would have no effect on such stock options.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	BEA Systems, Inc. Stock Option Exercise Price Increase Election Form.

10.2	BEA Systems, Inc. Stock Option Election Form for Individuals Who Exercised Discount Options in 2006.

10.3	BEA Systems, Inc. Stock Option Fixed Date Exercise Election Form.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEA SYSTEMS, INC.

Date: January 8, 2007	By:	/s/ Robert F. Donohue
Robert F. Donohue
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit Number	Exhibit Title
10.1	BEA Systems, Inc. Stock Option Exercise Price Increase Election Form.

10.2	BEA Systems, Inc. Stock Option Election Form for Individuals Who Exercised Discount Options in 2006.

10.3	BEA Systems, Inc. Stock Option Fixed Date Exercise Election Form.